As filed with the Securities and Exchange Commission on June 15, 2017

Registration No. 333-63276

Registration No. 333-56412

Registration No. 333-85560

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InterDigital, Inc.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-1882087
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809

(Address of principal executive offices, including zip code)

1999 Restricted Stock Plan

2000 Stock Award and Incentive Plan

2002 Stock Award and Incentive Plan

(Full title of the plan)

Jannie K. Lau

Executive Vice President, General Counsel and Secretary

InterDigital, Inc.

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809

(302) 281-3600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of InterDigital, Inc. (the “Registrant” or “Company”) (together, the “Registration Statements”), and are being filed solely to deregister all securities of the Registrant that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

•	File No. 333-63276, pertaining to the registration of 3,500,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), issued or issuable pursuant to the Company’s 1999 Restricted Stock Plan and certain other rights, which registration statement was filed with the Securities and Exchange Commission (the “SEC”) and became effective on June 18, 2001;

•	File No. 333-56412, pertaining to the registration of 7,374,103 shares of Common Stock, issuable pursuant to the Company’s 2000 Stock Award and Incentive Plan, which registration statement was filed with the SEC and became effective on March 1, 2001; and

•	File No. 333-85560, pertaining to the registration of 1,500,000 shares of Common Stock, issuable pursuant to the Company’s 2002 Stock Award and Incentive Plan, which registration statement was filed with the SEC and became effective on April 5, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the fifteenth day of June, 2017.

INTERDIGITAL, INC.

By:	/s/ William J. Merritt
William J. Merritt
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William J. Merritt and Richard J. Brezski, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Douglas Hutcheson S. Douglas Hutcheson	Chairman of the Board of Directors	June 15, 2017

/s/ Jeffrey K. Belk Jeffrey K. Belk	Director	June 15, 2017

/s/ Joan H. Gillman Joan H. Gillman	Director	June 15, 2017

/s/ John A. Kritzmacher John A. Kritzmacher	Director	June 15, 2017

/s/ John D. Markley, Jr. John D. Markley, Jr.	Director	June 15, 2017

/s/ Kai O. Öistämö Kai O. Öistämö	Director	June 15, 2017

/s/ Jean F. Rankin Jean F. Rankin	Director	June 15, 2017

/s/ Philip P. Trahanas Philip P. Trahanas	Director	June 15, 2017

/s/ William J. Merritt William J. Merritt	Director, President and Chief Executive Officer (Principal Executive Officer)	June 15, 2017

/s/ Richard J. Brezski Richard J. Brezski	Chief Financial Officer (Principal Financial Officer)	June 15, 2017